Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-3

(Form Type)

Allakos Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(o)	(1)	(1)	$250,000,000	$0.0001476	$36,900.00
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$250,000,000		$36,900.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$36,900.00

(1)

An indeterminate aggregate initial offering price and number of Common Stock, par value $0.001 per share (“Common Stock”), is being registered as may from time to time be offered, issued or sold at indeterminate prices. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the Common Stock that become issuable by reason of any share splits, share dividends or similar transactions.